Exhibit 3

AMENDMENT

TO THE BYLAWS OF

SENECA FOODS CORPORATION

By resolutions adopted by the Board of Directors of Seneca Foods Corporation (the “Corporation”), on November 2, 2007, the Board of Directors authorized the following amendments to the Corporation’s Bylaws, as amended:

1.  Section 1 of Article V of the Bylaws is to be deleted in its entirety and replaced by the following:

“Section 1.                                CERTIFICATES

The capital stock of the corporation shall be represented by certificates, provided that the Board of Directors of the corporation may, subject to the limits imposed by law, provide by resolution or resolutions that some or all of any or all classes or series of the stock of the corporation shall be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation.  Certificates shall be in such form as approved by the Directors and signed, either manually or by facsimile, by the President and countersigned by the Secretary or any Assistant Secretary and sealed with the seal of the corporation or a facsimile thereof.  The certificates shall be numbered and registered in the order in which they are issued; they shall be issued in consecutive order and the records of the corporation shall contain the number of each certificate, the name(s) and address(es) of the person(s) owning the shares represented by each such certificate, the number and class of such shares, and the date of issue to the owner(s) of record.  The records shall be in written form or in any other form capable of being converted to written form within a reasonable time.  Each certificate representing shares shall state upon the face thereof:

1.           That the corporation is formed under the laws of New York;

2.           The name of the person or persons to whom issued;

3.           The number and class of shares and the par value of each share represented by such certificate or a statement that the shares are without par value.  If preferred shares are issued or if shares of more than one class are issued by the corporation, each certificate will also set forth a full statement of the designations, relative rights, preferences and limitations of the shares of each class or, in the alternative, each certificate will set forth that the corporation will furnish to any shareholder upon request and without charge a full statement of the designations, relative rights, preferences and limitations of the shares of each class.

Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this section 1. (Amended November 2, 2007)”

2.  Section 3 of Article V of the Bylaws is to be deleted in its entirety and replaced by the following:

“Section 3.                                TRANSFER OF STOCK

The stock of the corporation shall be assignable and transferable on the books of the corporation only by the person in whose name it appears on such books or by his duly authorized attorney, upon receipt by the corporation or its transfer agent of appropriate documents evidencing such transfer and, in the case of stock represented by a certificate, upon surrender of such certificate properly endorsed.  In case of transfer by power of attorney, the power of attorney, duly executed and acknowledged, shall be deposited with the Secretary.  In all cases of transfer of stock represented by a certificate, the former certificate must be surrendered and canceled before the corporation issues a new certificate or evidences the issuance of uncertificated shares to the shareholder entitled thereto.  The Board of Directors may make such other regulations as it deems expedient with respect to the transfer of shares.  (Amended November 2, 2007)”

3.  Section 4 of Article V of the Bylaws is to be deleted in its entirety and replaced by the following:

“Section 4.                                CANCELLATION OF CERTIFICATES

All certificates of stock exchanged or returned to the corporation for transfer or cancellation shall be marked "cancelled" with the date of cancellation by the Secretary, and shall be immediately pasted in the certificate book opposite the memorandum of their issue.  Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled and the transaction shall be recorded upon the books of the corporation.  (Amended November 2, 2007)”

4.  Section 5 of Article V of the Bylaws is to be deleted in its entirety and replaced by the following:

“Section 5.                                LOST, DESTROYED, STOLEN OR MUTILATED CERTIFICATES

In the case of a lost, destroyed, stolen or mutilated certificate of stock the corporation must be immediately notified upon the discovery of such loss.  Upon filing an affidavit of proof of loss with the Secretary of the corporation, the Board of Directors may issue a new certificate or evidence the issuance of uncertificated shares upon the condition that surety bond satisfactory to the Board is given to indemnify the corporation against loss due to the issuance of the new certificate or uncertificated shares.  (Amended November 2, 2007)”

The foregoing is certified as an amendment to the Bylaws of the Corporation, adopted by the Board of Directors effective as of November 2, 2007.

_________________________

Jeffrey L. Van Riper

Secretary